Exhibit 19.1

Insider Trading Policy

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Version: ACT07 2024.01

Board of Directors Approval: 7/24/2024

1.PURPOSE

Securities laws prohibit “insider trading,” or transactions in publicly traded securities by individuals who possess material information that is not yet known or available to the public (“material non-public information”), as well as the direct or indirect disclosure of material non-public information to others who then trade in such securities (known as “tipping”).  The prohibition against insider trading and tipping applies to trades, tips, and recommendations by virtually any person, including, but not limited to, all persons associated with The Bancorp, Inc. (the “Company”) and its subsidiaries, if the information involved is “material” and “non-public.”

This Insider Trading Policy (this “Policy”) provides certain requirements as well as guidelines with respect to transactions in Company Securities (as defined below) and the handling and use of confidential information about the Company and the companies with which the Company engages in transactions or does business.  The Board of Directors (the “Board”) of the Company has adopted this Policy to promote compliance with U.S. federal, state, and foreign securities laws that prohibit certain persons who are aware of material non-public information about a company from: (a) engaging in transactions in the securities of that company; or (b) providing material non-public information to other persons who may trade on the basis of that information.

This Policy applies to all employees, officers, and directors of the Company and its subsidiaries with access to material non-public information (collectively, “Insiders”).  This Policy also applies to all Family Members and Related Entities (each as defined in Section 3.3 of this Policy) of Insiders.  Insiders and their Family Members and Related Entities are referred to in this Policy as “Covered Persons.” “Company Securities” include the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debentures, and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

2.STATEMENT OF POLICY PROHIBITING INSIDER TRADING

It is the Company’s policy that Covered Persons may not buy, sell, or otherwise engage in any transactions, either directly or through a third party, in Company Securities while in possession of material non-public information about the Company.  In addition, it is the Company’s policy that Covered Persons who, in the course of working for the Company or any of its subsidiaries, learn of material non-public information about a company (1) with which the Company or its subsidiary does business, such as customers, vendors, or partners, or (2) that is involved in a potential transaction or business relationship with the Company or its subsidiary, may not engage in transactions in that company’s securities until the information becomes public or is no longer material.  Additionally, Covered Persons may not recommend that others engage in transactions in any Company Securities or disclose material non-public information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

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Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are NOT exempt from this Policy, as the securities laws do not recognize such mitigating circumstances.  Insiders should always avoid the appearance of an improper transaction to preserve the Company’s reputation for adhering to the highest standards of conduct.

Insiders are individually responsible for complying with this Policy, and for making sure that any Family Members or Related Entities, as Covered Persons whose transactions are also subject to this Policy, also comply with this Policy.  In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, its Office of General Counsel, the Company’s Chief Financial Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate any individual from liability under applicable securities laws.

Finally, it is also the policy of the Company that the Company will not engage in transactions in Company Securities while aware of material non-public information relating to the Company or Company Securities, except for transactions authorized by and executed pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.Explanation of Insider Trading Terms

3.1MATERIAL INFORMATION

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security.  Any information that could be expected to affect the price of a security, whether positive or negative, should be considered material.  Examples of information that ordinarily would be regarded as material include, but are not limited to, the following:

a.Projections of future earnings or losses, or other earnings guidance;

b.Earnings or dividends that are inconsistent with the expectations of the investment community;

c.Pending or proposed mergers, acquisitions, dispositions, joint ventures, tender offers, acquisition or sale of a business segment or unit, or other significant changes in assets;

d.Significant new products or services or significant developments regarding customers, partners, or vendors;

e.Defaults on securities, calls of securities for redemption, changes in dividend policy, the declaration of a stock split, or an offering of additional securities;

f.Establishment of a repurchase program for Company Securities;

g.Significant legal exposure due to actual, pending, or threatened litigation;

h.A significant cybersecurity incident, such as a data breach, or any other incident leading to a significant disruption in the Company’s operations;

i.Changes in or a dispute with the Company’s auditors, or a notification from its auditors that the Company may no longer rely on the auditors’ report;

j.Significant changes in management or other significant personnel changes;

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k.An impending bankruptcy filing, an impending insolvency action, or the existence of severe liquidity problems; or

l.Imposition of any event-specific restrictions on trading securities of the Company or any other company, or the extension or termination of any such trading restrictions.

Covered Persons should remember that federal and stock market investigators and potential plaintiffs will scrutinize questionable transactions after the fact and with the benefit of hindsight.  As a practical matter, before engaging in any transaction, Covered Persons should carefully consider how enforcement authorities and others might view the transaction in hindsight.  As a general rule, when in doubt, do not trade.

3.2NON-PUBLIC INFORMATION

Non-public information is information that has not been disclosed broadly to the marketplace and for which the investing public had not yet had time to absorb and evaluate.  Information should be considered public only when it has been disclosed broadly to the public through appropriate channels, such as by means of a Company press release or earnings call or in an SEC filing, and the investing public has had time to absorb and evaluate the information fully.  As a general rule, information should not be considered fully absorbed by the market until after the second business day following release of the information.  For example, if the Company were to make an announcement through appropriate channels on a Monday, the Covered Person should not trade in Company Securities until Thursday, subject to the pre-clearance requirements set forth in Section 5 below.  Likewise, if an announcement were made on a Friday, the following Wednesday generally would be the first eligible trading day.

3.3TRANSACTIONS BY “FAMILY MEMBERS” AND “RELATED ENTITIES”

This Policy applies to all family members who reside with an Insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in the Insider’s household (except for any employees or tenants of the Insider), and any family members who do not live in an Insider’s household but whose transactions in Company Securities are directed by an Insider or are subject to an Insider’s influence or control (such as parents or children who consult with an Insider before they trade in securities) (collectively, “Family Members”).  This Policy also applies to any entities that are controlled by an Insider, including, but not limited to, any corporations, partnerships, limited liability companies, or trusts (“Related Entities”).  All Insiders are responsible for the transactions of their Family Members and Related Entities and therefore should make them aware of the need to confer with the Insider.  Insiders should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the Insider’s own account.

4.SCOPE OF POLICY AND OTHER PROHIBITED TRANSACTIONS

4.1STOCK OPTION EXERCISES

This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s plans where an Insider “exercises and holds” the shares obtained upon exercise, or to the

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exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.  The Policy does apply, however, to any sale into the market of the shares obtained upon exercise of an option, the sale of shares of Company stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

4.2RESTRICTED STOCK VESTING

This Policy does not apply to the vesting of restricted stock, the vesting and delivery of shares of stock underlying restricted stock units, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units.  This Policy does apply, however, to any market sale of shares of Company stock upon the vesting of restricted stock or the vesting and delivery of shares of stock underlying restricted stock units.

4.3401(k) PLAN TRANSACTIONS

This Policy does not apply to purchases of Company Securities through the Company’s 401(k) plan resulting from an Insider’s recurring, pre-determined, and periodic contribution of money to the 401(k) plan pursuant to his or her payroll deduction election.  This Policy does apply, however, to certain elections Insiders may make under the 401(k) plan, including, but not limited to:

a.An election to increase or decrease the percentage of periodic contributions that will be allocated to the Company Securities fund;

b.An election to make an intra-plan transfer of an existing 401(k) plan account balance into or out of the Company Securities fund;

c.An election to borrow money against the 401(k) plan account if the loan will result in a liquidation  of some or all of the Company Securities fund balance or pledge of Company Securities;

d.An election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund;

e.The sale of Company Securities held in a 401(k) plan account; and

f.Any other 401(k) plan liquidation, purchase, or account rebalance or reallocation involving Company Securities.  It should be noted that sales of Company Securities from a 401(k) plan account are also subject to Rule 144 of the Securities Exchange Act of 1933, as amended, and therefore Covered Persons should ensure that a Form 144 is filed when required.

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4.4PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for any Covered Person to engage in speculative transactions in Company Securities.  Therefore, the Company prohibits Covered Persons from engaging in any of the following types of transactions:

a.Short Sales.  Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For at least these reasons, short sales of Company Securities are prohibited by this Policy.  In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

b.Publicly-Traded Options.  A transaction in options is, in effect, a bet on the short-term movement of the Company’s Securities and therefore creates the appearance that the Covered Person is trading based on inside information.  Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions in puts, calls, or any other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.  Please note that option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

c.Hedging Transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership.  In these situations, the Covered Person may no longer have the same objectives as other shareholders.  Therefore, Covered Persons are prohibited from engaging in any such transactions involving the Company’s equity securities.

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d.Margin Accounts and Pledges.  Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding our securities in a margin account or pledging Company Securities as collateral for a loan.  An exception to this prohibition may be granted where a Covered Person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.  The Audit Committee of the Board may, in its discretion, determine to make such other exceptions as it deems suitable.  Any Covered Person who wishes to pledge Company Securities as collateral for a loan must submit a request for approval to the General Counsel or the Chief Financial Officer at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge.

4.5POST-TERMINATION TRANSACTIONS

This Policy continues to apply to any transactions in Company Securities, even after the Insider has terminated employment or a directorship.  Insiders may not trade in Company Securities (a) until the expiration of any “Restricted Period” that is applicable to any transactions at the time of such person’s termination of service, and (b) if any Insider is in possession of material non-public information when their employment terminates or directorship ends, that Insider may not trade in Company Securities until that information has become public or is no longer material.

5.ADDITIONAL PROCEDURES

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material non-public information, and to avoid the appearance of any impropriety.  These additional procedures are applicable to the individuals described below.

5.1PRE-CLEARANCE REQUIREMENT AND CONTACT

To help prevent inadvertent violations of the federal securities laws, to avoid the appearance of trading on inside information, and to permit Company management to assist with any filings that may be necessary, the Company has instituted a pre-clearance process administered by the Company’s General Counsel and Chief Financial Officer (collectively, “Pre-Clearance Officials”).  Covered Persons may not engage in any transaction in Company Securities (including, but not limited to a gift or contribution to a trust, or any similar transfer) without first obtaining pre-clearance of the transaction from the Pre-Clearance Officials or their authorized designee(s).

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5.2PRE-CLEARANCE PROCESS

a.Pre-Clearance Requests. Insiders (on behalf of themselves or on behalf of any Covered Person connected to an Insider) shall make a request for pre-clearance of any trade involving Company Securities to the Company’s Pre-Clearance Officials in writing (which includes by email) at least three (3) business days in advance of the proposed transaction.  When a request for pre-clearance is made, the Insider (on behalf of themself or on behalf of any Covered Person connected to the Insider) shall identify: (i) the transaction type; (ii) the number and type of securities that the Insider or any Covered Person intends to transact in; (iii) the intended transaction date; (iv) a confirmation that Insider (and to the extent applicable, any other Covered Person) has reviewed the Policy; (v) a confirmation that the Insider (and to the extent applicable, any other Covered Person) is not aware of any material non-public information about the Company or its securities; and (vi) whether the Insider (and to the extent applicable, any other Covered Person) has effected any non-exempt “opposite-way” transactions within the past six months for purposes of Section 16 of the Exchange Act.

b.Pre-Clearance Determinations. Pre-Clearance Officials are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.  Approval or denial of the pre-clearance request will be provided in writing to the Insider who submitted the pre-clearance request.

c. Pre-Cleared Trades Deadline and Disclosure Obligations. If pre-clearance is granted, the pre-cleared transaction must be made within five (5) business days of receipt of pre-clearance unless an exception is granted.  Transactions not effected within the time limit should not be made and must be submitted again for a pre-clearance determination. Upon completion of any transaction in Company Securities, the Insider who submitted the pre-clearance request must immediately notify the Pre-Clearance Officials so that the Company may assist in any reporting obligations pursuant to Section 16 of the Exchange Act, as applicable.  In certain cases, transactions may also be subject to Rule 144 of the Securities Exchange Act of 1933, as amended. Covered Persons should therefore ensure that a Form 144 is filed when required.

No pre-clearance is necessary with respect to transactions in Company Securities to which the Policy does not apply, only as explicitly noted in Section 4.1, Section 4.2, and Section 4.3 of this Policy.

5.3QUARTERLY RESTRICTED/BLACKOUT PERIODS

Projections of quarterly earnings may be considered material non-public information, and the Company’s announcement of quarterly financial results has the potential to have a material effect on the market for Company Securities.  Therefore, the Company has established a “Restricted Period” (i.e., a blackout period), whereby designated individuals, as well as the Family Members and Related Entities of those individuals, may not conduct any transactions in Company Securities (other than as specified by this Policy) during a “Restricted Period” beginning after the close of business on the fifteenth (15th) day of the last month prior to the end of the fiscal quarter or year and ending before the start of business on the third (3rd) full business day following the Company’s issuance of its annual or quarterly earnings press release

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for such quarter or year (i.e., after the second business day following release of the information and consistent with Section 3.2 of this Policy).

5.4EVENT-SPECIFIC AND OTHER RESTRICTED PERIODS

Other events of a material nature may necessitate the imposition of additional blackout periods and designated individuals will be notified that they may not conduct transactions in Company Securities by the Office of General Counsel without being informed of the reason for the restriction.  Other events of a material nature may include events such as issuing interim earnings guidance or other potentially material information by means of a press release, current report on Form 8-K or other SEC filing or other means designed to achieve widespread dissemination of the information.  In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgement of the Office of General Counsel, designated individuals should refrain from engaging in transactions in Company Securities even sooner than the Restricted Period described above.  The existence of an event-specific or other Restricted Period, or the extension of a quarterly Restricted Period, may not be announced to the Company as a whole, and should not be communicated to any other person.  The failure of the Office of General Counsel to designate a person as being subject to an event-specific or other Restricted Period, or the extension of a quarterly Restricted Period, will not relieve that person of the obligation not to transact in Company Securities while aware of material non-public information.

5.5PENSION FUND BLACKOUT PERIOD

To the extent required by Section 306 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), directors and officers will be prohibited from engaging in any transaction in our equity securities during any pension fund or retirement fund “blackout period” (as defined in the Sarbanes-Oxley Act) with respect to such equity security if such director or officer acquires the equity security in connection with his or her service or employment.

6.RULE 10b5-1 TRADING PLANS

6.1Overview AND REQUIREMENTS

Rule 10b5-1(c) under the Exchange Act provides an affirmative defense from insider trading liability if transactions occur pursuant to a previously established “trading plan” that meets the requirements of Rule 10b5-1 (a “10b5-1 Plan”).  This Policy requires that a 10b5-1 Plan be reviewed and pre-approved by the Company’s General Counsel and Chief Financial Officer prior to its adoption, amendment, modification, replacement, or termination and a 10b5-1 plan may not be adopted, amended, modified, replaced, or terminated during a Restricted Period.  As part of the pre-approval process, the Company may require that the 10b5-1 Plan be instituted and maintained through the brokerage firm the Company uses for its equity compensation plan.  Purchases or sales of Company Securities by those subject to this Policy made pursuant to, and in compliance with, a 10b5-1 Plan may occur even when the person who has entered into the plan is aware of material non-public information and may be made without further pre-clearance at the time of the transaction.  Once the 10b5-1 Plan is adopted, the person must not exercise any influence over the securities to be traded, the price at which they are to be traded, or the date of the trade.

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In general, Rule 10b5-1 also requires that:

a.The 10b5-1 Plan specifies the dates, prices, and amounts of the contemplated trades, or establishes a formula, algorithm, or computer program, for determining such dates, prices, and amounts;

b.The 10b5-1 Plan was adopted, amended, modified, replaced, or terminated in good faith, in compliance with all the requirements of Rule 10b5-1, at the time when such person was not in possession of material non-public information about the Company;

c.The 10b5-1 Plan includes a representation certifying that, at the time of the adoption of a new or modified 10b5-1 Plan, the Covered Person adopting the plan is not aware of any material non-public information about the Company or its securities and (ii) is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b‑5; and

d.The 10b5-1 Plan was not adopted, amended, modified, replaced, or terminated during a blackout period.

All persons entering into a 10b5-1 Plan must act in good faith with respect to such plan.

6.2MANDATORY COOLING-OFF PERIODS AND Prohibition on OVERLAPPING PLANS

Rule 10b5-1 requires a minimum “cooling-off” period between the establishment or modification of a 10b5-1 Plan and commencement of any transactions under such plan.  Company directors and officers are prohibited from trading pursuant to a 10b5-1 Plan until the later of (i) ninety (90) days following the 10b5-1 Plan’s adoption or modification or (ii) two (2) business days following the Company’s disclosure of its financial results for the fiscal quarter in which the 10b5-1 Plan was adopted or modified in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q; provided, however, that this cooling-off period will not exceed one hundred twenty (120) days following the adoption or modification of the 10b5-1 Plan.  Any person other than Company directors and officers may not trade pursuant to a 10b5-1 Plan until thirty (30) days after the adoption or modification of such plan.

A person may not enter into overlapping 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade 10b5-1 Plan (i.e., a trading plan designed to effect the open market purchase or sale of all of the securities covered by such plan in a single transaction) during any 12-month period (subject to certain exceptions).

6.3Company disclosure obligations

In connection with an entry into any 10b5-1 Plan, officers and directors agree to promptly provide to the Company upon request any information relating to the 10b5-1 Plan that would assist the Company in timely satisfying its disclosure obligations in connection with required Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, proxy statements, filings on Forms 3, 4, and 5, and other required or permitted SEC filings.

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7.QUESTIONS AND ADDITIONAL GUIDANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s Office of General Counsel and Chief Financial Officer.

8.CERTIFICATION

All Insiders subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

End of Policy

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